Exhibit 4.14
Thirteenth Amendment to
Alion Science and Technology Corporation
Employee Ownership, Savings and Investment Plan
     WHEREAS, Alion Science and Technology Corporation (the “Company”) maintains an Employee Ownership, Savings and Investment Plan (the “Plan”) for the benefit of its Employees and Employees of other Adopting Employers, which Plan was last amended and restated as of December 19, 2001; and
     WHEREAS, under Section 15.1 of the Plan, the Company has reserved the right to amend the Plan at any time, in whole or in part, by action of its Board of Directors; and
     WHEREAS, the Board of Directors of the Company, pursuant to Section 15.1 of the Plan, has delegated authority to amend the Plan to the undersigned officer, provided he determines that the amendment would not materially increase costs of the Plan to the Company or any Adopting Employer; and
     WHEREAS, the undersigned officer has determined that this Thirteenth Amendment to Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan would not materially increase costs of the Plan to the Company or any Adopting Employer; and
     WHEREAS, capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Plan.
     NOW THEREFORE, pursuant to the powers of amendment reserved under Section 15.1 of the Plan, the Plan is hereby amended, as follows:
     1. Section 4.1(a) of the Plan is amended, effective as of May 6, 2006, by deleting the entirety of Section 4.1(a) of the Plan, and substituting the following in lieu thereof:
“Except as otherwise provided herein and in Exhibit A to this Plan, a Participant may authorize an Adopting Employer to reduce his or her Compensation on a pre-tax basis by an amount equal to any whole percentage of Compensation that does not exceed twenty percent (20%) and to have such amount contributed to the Plan as an Elective Deferral. Effective October 1, 2002, the Elective Deferral contributions percentage is sixty percent (60%) for each Pay Period. At the time amounts are contributed to the Plan as an Elective Deferral, the Participant will designate the percentage (in increments of 1%) to be (i) held for investment in the Participant’s ESOP Elective Deferral Account in accordance with Section 5.1(c) and (ii) otherwise invested in the Participants’ Non ESOP Elective Deferral Account in accordance with Section 5.1(a). A Participant may elect to defer no more than eleven percent (11%) of Compensation into the Participant’s ESOP Elective Deferral Account for each Pay Period.”
     2. Section 5.1(c) of the Plan is amended, effective as of May 6, 2006, by deleting the entirety of Section 5.1(c) of the Plan, and substituting the following in lieu thereof:
“Each Participant shall be entitled to designate the percentage (in multiples of one percent) of his Elective Contributions that shall be invested in Common Stock under the ESOP Component of this Plan, subject to the eleven percent (11%) limitation set forth in

Section 4.1(a). To the extent a Participant directs his Elective Contributions to be invested under the ESOP Component, such contributions shall be accumulated in a short term interest fund in the ESOP Component of the Plan and shall be converted to Common Stock on a semi-annual basis using the Common Stock value as of the Valuation Date preceding or as of the conversion date (whichever is lower), and shall then be allocated to the participant’s ESOP Elective Deferral Account. Notwithstanding the foregoing, for the period of April 1, 2005 through September 30, 2005, to the extent a Participant directs his Elective Contributions to be invested under the ESOP Component, such contributions shall be accumulated in a short term interest fund in the ESOP Component of the Plan and shall be converted to Common Stock as of the Valuation Date coincident with or next following the date of receipt based on the Current Market Value of Common Stock as of the Valuation Date coincident with or next following the date of receipt based on the Current Market Value of Common Stock as of such Valuation Date or as of the preceding Valuation Date (whichever is lower), and shall then be allocated to the participant’s ESOP Elective Deferral Account. Notwithstanding the above, in the event the total Elective Deferrals directed to the ESOP Component exceed five (5%) of the aggregate payroll expenses since December 20, 2002 (measured as of the end of each Plan Year) of the Company and each of the subsidiaries of the Company (a) that is an Adopting Employer, and (b) substantially all of whose employees are eligible to participate in the ESOP Component, the ESOP Committee may choose pursuant to uniform and nondiscriminatory policies to redirect a portion of each Participant’s Elective Deferrals that have been directed to the ESOP Component, and any interest credited to such amounts, to the Participant’s non-ESOP Accounts. Such a reduction would be applied on a pro rata basis to Elective Deferrals intended to be invested in the ESOP Component during such period.”
[Signature follows on next page]

     IN WITNESS WHEREOF, the Company has caused this Thirteenth Amendment to Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan to be executed on its behalf by the Chief Executive Officer of the Company as of the 28th day of April, 2006.

Alion Science and Technology Corporation
/s/ Bahman Atefi
By: Bahman Atefi
Its: Chief Executive Officer

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